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                                                                        Ex-99(m)

                        KENSINGTON STRATEGIC REALTY FUND
                          SERVICE AND DISTRIBUTION PLAN


         INTRODUCTION: It has been determined that each class of shares ("Class") of Kensington Strategic Realty Fund ("Fund"), a series of The Coventry Group, will pay for certain costs and expenses incurred in connection with the distribution of its shares and servicing of its shareholders and the Fund therefore adopts the Service and Distribution Plan (the "Plan") set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"). The Board of Trustees, in considering whether the Fund should implement the Plan with respect to the Classes, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Classes of the Fund for such purposes.
         In voting to approve the implementation of the Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its Classes and their existing and future shareholders.
         THE PLAN: The material aspects of the financing by each Class of the Fund of distribution expenses to be incurred in connection with securities of which it is the issuer are as follows:
         1. Subject to the limits set herein with respect to each Class, assets of each Class will be used to compensate the distributor for services provided and expenses incurred in connection with the distribution and marketing of shares of the Fund and servicing of Fund shareholders. Distribution and servicing costs and expenses may include (1) printing and advertising expenses;
(2) payments to employees or agents of the distributor who engage in or support distribution of the Fund's shares, including salary, commissions, travel and related expenses; (3) the costs of


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preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Fund's transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of the Fund's shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Fund's Board of Trustees determines to be reasonably calculated to result in the sale of Fund shares or the retention of Fund assets.
         Subject to the limitations of applicable law and regulation, including rules of the National Association of Securities Dealers ("NASD"), the distributor will be compensated monthly for such costs, expenses or payments at up to but not more than the following annual rates with respect to each Class, based on the average daily net assets of that Class: Class A, 0.25%; Class B, 1.00%; Class C, 1.00%. Out of such amounts, up to 0.25% of the average daily net assets of each Class may be used as a "service fee," as defined in applicable rules of the NASD.
         2. The Plan will become effective immediately upon approval by a majority of the Board of Trustees, and by a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Plan Trustees"), each


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pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.
         3. The Plan shall continue with respect to a particular Class for a period of one year from its effective date, unless earlier terminated as to that Class in accordance with its terms, and thereafter shall continue automatically with respect to such Class for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, and by a majority of the Plan Trustees, each pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.
         4. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of that Class and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 3 hereof.
         5. The Plan is terminable as to any Class without penalty at any time by (a) vote of a majority of the Plan Trustees, or (b) vote of a majority of the outstanding voting securities of that Class.
         6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
         7. While the Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not "interested persons".


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         8. The Fund shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of the Plan, of such agreement or report, the first two years in an easily accessible place.


                                             Kensington Strategic Realty Fund

Date:__________________________________      By:________________________________
                                                 President


Attest:


-------------------------
Secretary